Exhibit 99.2

TRANS MOUNTAIN PIPELINE AND EXPANSION PROJECT TRANSACTION CLOSES

Board Determination on Use of Proceeds Expected September 4, 2018

CALGARY, Alberta, (August 31, 2018) — Kinder Morgan Canada Limited (TSX: KML) today announced that the Trans Mountain Pipeline system and the Trans Mountain Expansion Project (TMEP) have been indirectly acquired by the Government of Canada, through Trans Mountain Corporation (a subsidiary of the Canada Development Investment Corporation) for cash consideration of $4.5 billion.  The sale price is subject to customary purchase price adjustments as provided in the purchase agreement.  The KML board plans to complete its ongoing deliberations regarding the use of the after-tax net proceeds of the transaction and announce a final determination after market close on September 4, 2018.  In connection with the closing, KML also replaced its existing $500 million secured revolving credit facility with a new 4-year, $500 million unsecured revolving credit facility for working capital purposes.

About Kinder Morgan Canada Limited

Kinder Morgan Canada Limited (KML) manages and is the holder of an approximately 30 percent minority interest in a portfolio of strategic energy infrastructure assets across Western Canada.  Kinder Morgan, Inc. (NYSE: KMI) holds an approximately 70 percent majority voting interest in KML and a corresponding 70 percent economic interest in KML’s business and assets.  KML focuses on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of Western Canada. We strive to promote shareholder value by increasing utilization of our existing assets while controlling costs and operating in a safe and environmentally responsible way. For more information visit kindermorgancanadalimited.com

Important Information Relating to Forward-Looking Statements

This news release includes a “forward-looking statement” within the meaning of applicable securities laws concerning the timing of the KML board’s decision as to the use of the after-tax net proceeds of the sale of the Trans Mountain Pipeline system and TMEP.  Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions, many of which are beyond the ability of KML to control or predict. Among other things, specific factors that could cause actual results to differ include the amount of time necessary for the board to complete its evaluation of the alternative uses of proceeds. The forward-looking statement provided in this news release has been included for the purpose of providing information relating to management’s current expectations and plans for the future.  It is based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events may differ materially from that which is expressed in the afore-mentioned forward-looking statement.  KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statement included in this release.

Contacts

Melissa Ruiz Media Relations (866) 775-5789
media@kindermorgancanadalimited.com

Investor Relations
(800) 315-0578
kml_IR@kindermorgancanadalimited.com